CEROS FINANCIAL SERVICES, INC.

DISTRIBUTION AGREEMENT

Amended APPENDIX –

	Fund Name	Effective Date
1	OnTrack Core Fund	7-1-19
2	The Gold Bullion Strategy Fund	7-1-19
3	The Gold Bullion Strategy Portfolio	7-1-19
4	Quantified Managed Income Fund	7-1-19
5	Quantified Market Leaders Fund	7-1-19
6	Quantified Alternative Investment Fund	7-1-19
7	Quantified STF Fund	7-1-19
8	Quantified Tactical Fixed Income Fund	9-13-19
9	Quantified Evolution Plus Fund	9-30-19
10	Quantified Common Ground Fund	12-27-19
11	Quantified Pattern Recognition Fund	8-30-19
12	Quantified Tactical Sectors Fund	3-4-21
13	Quantified Government Income Tactical Fund	4-15-21
14	Quantified Rising Dividend Tactical Fund	4-14-21
15	Spectrum Low Volatility Fund	7-1-19
16	Spectrum Active Advantage	7-1-19
17	Spectrum Unconstrained Fund	4-16-21
18	Hundredfold Select Alternative Fund	8-9-19
19	Dynamic Alpha Macro Fund	(1)

(1) Effective upon commencement of operations expected to be on or about 7-2-23.

IN WITNESS WHEREOF, the parties hereto have caused this amended Appendix to be executed by their duly authorized officers with effect as to funds identified by and described in footnote 1 written above.

Advisors Preferred Trust By /s/_______________ Catherine Ayers-Rigsby President	Ceros Financial Services Inc. By /s/______________ Catherine Ayers-Rigsby President